Exhibit 10.22

* Confidential Treatment Requested by Celera Corporation*

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of July 1, 2007 (the “Effective Date”), is by and between Applera Corporation, a Delaware corporation, through its Celera Group, having offices at 1401 Harbor Bay Parkway, Alameda, California 94502 (“Celera”), and Siemens Medical Solutions Diagnostics, a California corporation, having offices at 511 Benedict Avenue, Tarrytown, New York 10591 (“Siemens”). Each of Celera and Siemens hereafter shall be referred to individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, Celera owns Real-Time Apparatus Patent Rights and Livak Patent Rights as defined below;

WHEREAS, Siemens has requested worldwide license rights under the foregoing patent rights; and

WHEREAS, Celera is prepared to grant license rights under the foregoing patent rights in the HIVD Field, as defined below.

NOW, THEREFORE, in consideration of the recitals set forth above and the terms and conditions set forth below, the Parties agree as follows:

1.                                      Definitions

For the purpose of this Agreement the terms set forth hereinafter shall be defined as follows:

1.1                                 “Affiliate” means:

(a)                                  a Person of which fifty percent (50%) or more of the voting stock is controlled or owned directly or indirectly by either Party;

(b)                                 a Person which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of either Party;

(c)                                  a Person, the majority ownership of which is directly or indirectly common to the majority ownership of either Party to this Agreement; and

(d)                                 an organization under (a), (b), or (c) above in which the amount of said ownership is less than fifty percent (50%) and that amount is the maximum amount permitted pursuant to the law governing the ownership of said organization.

1.2                                 “Arm’s-Length Sale” means a sale of Licensed Reagent Products to an unrelated Third Party end-user in which (a) such end-user does not enjoy any special course of dealing with Siemens or its Affiliates, (b) such end-user does not provide any non-monetary consideration for the Licensed Reagent Products, and (c) the gross invoice price of the Licensed Reagent Products is not affected by any other purchase of goods or services or any license of intellectual property other than the end-user rights conveyed in Article 2 of this Agreement.

1.3                                 “First Commercial Sale” shall mean the first sale, placement or lease of the first Licensed Real-Time Thermal Cycler or Licensed Reagent Product by Siemens, or an

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Affiliate or a distributor, anywhere in the world to a Third Party, excluding any sale, placement or lease for experimental, test marketing, or promotional purposes.

1.4                                 “Human In Vitro Diagnostic Field” or “HIVD Field” means the in vitro measurement, observation, and/or determination of attributes, characteristics, diseases, traits or other conditions of a human being for the medical management of a human being, including without limitation:  (a) genetic testing, including determinations of genetic predisposition, for such medical management; (b) oncology and cancer predisposition testing for such medical management; (c) testing for tissue typing for such medical management; (d) infectious disease detection, screening, confirmation and monitoring for such medical management; (e) therapeutic drug monitoring; and (f) blood screening for blood intended to be introduced into a live human for therapeutic or diagnostic purposes.  The HIVD Field excludes all other fields, including but not limited to, research (except for research solely for uses reasonably related to the development of a diagnostic product under a United States Food and Drug Administration regulation), epidemiology (i.e., the screening or testing of groups of people or populations for control of disease in groups of people or for the study of patterns or causes of disease or medical conditions), biosecurity, identity testing, forensic testing, testing and monitoring of environmental and food samples, and, with respect to products other than products licensed hereunder, quality assurance and quality control.

1.5                                 “Licensed Components” means substitute components, modules and software that (a) are for Licensed Real-Time Thermal Cyclers on which Siemens paid royalties to Celera pursuant to this Agreement, and (b) the manufacture, use, sale, offer for sale or import of which, but for the license granted herein, would infringe or contribute to the infringement of at least one Valid Claim of any Real-Time Apparatus Patent Right.

1.6                                 “Licensed Patent Rights” means Real-Time Apparatus Patent Rights and Livak Patent Rights.

1.7                                 “Licensed Reagent Product” means a reagent product the manufacture, use, importation, offer for sale or sale of which, but for the license granted herein, would infringe or contribute to the infringement of a Valid Claim of any Livak Patent Right. Specifically, “Licensed Reagent Product” includes any kit, reagent or group of reagents, sold together or separately, which provides an end-user with the essential reagents necessary to perform the process of Livak Patent Rights. For example, (a) analyte specific reagents (defined in 21 C.F.R. 809.10(e), 809.30, and 864.4020(a)) such as primers and probes, and general purpose reagents (defined in 21 C.F.R. 864.4010(a)) such as DNA polymerases, and (b) diagnostic devices or diagnostic products designed and intended for use in accordance with 21 C.F.R. 812.2(c)(3) and/or 809.10(c)(2), are Licensed Reagent Products which are used in performing nucleic acid amplification and detection in a real-time process.

1.8                                 “Licensed Real-Time Thermal Cycler” means a Real-Time Thermal Cycler the manufacture, importation, offer for sale, sale or use of which, but for the license granted herein, would infringe or contribute to the infringement of at least one Valid Claim of any Real-Time Apparatus Patent Right.

1.9                                 “Livak Patent Rights” means U.S. Patent Nos. 5,538,848; 5,723,591; 5,876,930; 6,030,787; 6,258,569 and 6,821,727 and all patents and patent applications claiming

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common priority with any of the foregoing and all foreign counterparts of any of the foregoing patents and patent applications.

1.10                           “Net Sales Price” means:

(a)                                  For an Arm’s-Length Sale for money only of a Licensed Reagent Product to an unrelated Third Party end-user by Siemens or its Affiliate, the gross invoice price to the end-user minus the following deductions where applicable, to the extent included in the invoice price and paid by seller: (i) actual credited allowances to the end-user for spoiled, damaged, outdated or returned Licensed Reagent Product, (ii) discounts allowed and taken, in amounts customary in the trade, and (iii) sales or use taxes and duties for particular sales.  No allowance or deduction shall be made for commissions or collections, by whatever name known.

(b)                                 For a sale of a Licensed Reagent Product to a distributor rather than an end-user, the Net Sales Price shall be the product of (i) the Net Sales Price determined pursuant to Section 1.10(a) using the gross invoice price to the final distributor, multiplied by (ii) a factor of 1.50.

(c)                                  For a sale of a Licensed Reagent Product to an end-user for use on an instrument under a reagent rental program, the Net Sales Price of the Licensed Reagent Product shall be determined pursuant to Section 1.10(a) using the gross invoice price less twenty-five percent (25%) (“RAP Deduction”).  The RAP Deduction will only apply to sales to end-users under a reagent rental program and only during the term of such reagent rental program and will not apply to sales to such end-users after the reagent rental program has expired.

(d)                                 For a sale or other distribution of a Licensed Reagent Product that is not subject to Section 1.10(a), (b) or (c) (including, but not limited to, transfer to a Third Party end-user that is not an Arm’s-Length Sale), the Net Sales Price shall be the “Average Net Sales Price.”  As used herein the term “Average Net Sales Price” means:

(i)                                     the average of Net Sales Price for transfers under Section 1.10(a) over the one year period preceding the date of the transfer subject to this Section 1.10(d) of the same type and model of Licensed Reagent Product and in the same country as such transferee; or

(ii)                                  if data is unavailable under subpart (i), then the fair market value (with reference to the sales price of comparable products).

In the event that Licensed Reagent Product is consumed by Siemens or its Affiliate as an end-user, then Section 3.3(c) applies.

1.11                           “Person” means a(n) individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization or other entity.

1.12                           “Real-Time Apparatus Patent Rights” means those particular claims or pending claims of U.S. patents and pending patent applications owned by Celera as of the Effective Date that claim a Real-Time Thermal Cycler or a component thereof, and/or, to the extent not expressly excluded pursuant to Section 1.12(1)-(5), any method of

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manufacturing a Real-Time Thermal Cycler or a component thereof or any method of testing, calibrating or operating a Real-Time Thermal Cycler or a component thereof.  Real-Time Apparatus Patent Rights expressly includes, without limitation:

(a)                                  all claims in each of U.S. Patent Nos. 6,814,934; 6,703,236; 5,656,493; 5,475,610; 5,333,675; and 5,038,852;

(b)                                 claims 12-24, 27 and 28 in U.S. Patent No. 5,928,907;

(c)                                  any claims in foreign counterpart patents and patent applications directed to the subject matters of the claims referred to in Section 1.12(a) and 1.12(b) above, including, without limitation, EP 0872562 B1; and

(d)                                 any and all claims in continuations, continuations-in-part (except for claimed subject matter outside the scope of  Sections 1.12(a)-(c) above), divisions, and additions of the aforesaid patent applications, and any and all patents issuing from the aforesaid patent applications, and any reexaminations, reissues, substitutions, and extensions of the foregoing, all to the extent they are directed to the subject matters of the claims referred to in Sections 1.12(a) and 1.12(b) above.

Notwithstanding anything herein to the contrary, “Real-Time Apparatus Patent Rights” expressly excludes:

(1)                                  any claims of any patents and patent applications that cover real-time chemistry, reagents, reagent-containing kits, reagent-containing systems, and methods employing particular real-time chemistry, that an instrument user, including Siemens, may otherwise wish or need for the performance of amplification and detection methods, including without limitation, real-time detection methods, utilizing Licensed Real-Time Thermal Cyclers;

(2)                                  all claims in each of (i) U.S. Patent Nos. 6,153,426; 6,818,437; 6,638,761; and RE39,566; (ii) U.S. Patent Application 2005-0151972; and (iii) European Patent EP 1216098;

(3)                                  claims 1-11, 25 and 26 in U.S. Patent No. 5,928,907;

(4)                                  any claims in foreign counterpart patents and patent applications directed to the subject matters of the claims referred to in Sections 1.12(2) and 1.12(3) above; and

(5)                                  any and all claims in continuations, continuations-in-part (to the extent they claim subject matter within the scope of Sections 1.12(2)-(4) above), divisions, and additions of the aforesaid patent applications, and any and all patents issuing from the aforesaid patent applications, and any reexaminations, reissues, substitutions, and extensions of the foregoing, all to the extent they are directed to the subject matters of the claims referred to in Section 1.12(2) and 1.12(3) above.

1.13                           “Real-Time Thermal Cycler” means an instrument, whether in single or multiple modules, that includes a Thermal Cycler and a detector which can be used to detect a fluorescence optical signal while the Thermal Cycler is in operation and without

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opening the reaction chambers (e.g. tubes, microtitre plates, wells or depressions) in which nucleic acid amplification is occurring.  In addition, a Real-Time Thermal Cycler in the HIVD Field must fulfill the following criteria:

(A)(i) when sold or used in the United States, it is designed, developed and manufactured in accordance with the Quality System Regulation (as promulgated by the United States Food and Drug Administration, and set forth in 21 C.F.R. Part 820, and as may be amended from time to time), (ii) when sold or used in the European Union, it is designed, developed and manufactured in accordance with the ISO 13485 standard (as promulgated by the International Organization for Standardization, and as may be amended from time to time) and is certified to be compliant with European Directives on in vitro diagnostic medical devices, including, without limitation, European Directive 98/79/EC (collectively, IVD-D), and (iii) when sold or used in other jurisdictions, it satisfies the applicable regulatory requirements relating to human in vitro diagnostic products;

(B) it is designed, configured, promoted, intended for use, and used with a menu of Siemens-provided diagnostic kits that (i) when sold or used in the United States, have been cleared under 21 U.S.C. 360(k) or approved under 21 U.S.C. 360e for diagnostic purposes by the United States Food and Drug Administration and are promoted, intended for use, and sold only for the cleared or approved purpose(s), (ii) when sold or used in the European Union, are designed, developed and manufactured in accordance with the ISO 13485 standard (as promulgated by the International Organization for Standardization, and as may be amended from time to time) and are certified to be compliant with European Directives on in vitro diagnostic medical devices, including, without limitation, European Directive 98/79/EC (collectively, IVD-D), and (iii) when sold or used in other jurisdictions, are approved, compliant or are otherwise cleared by the appropriate regulatory authority that regulates in vitro diagnostic devices for the designated diagnostic uses in each other jurisdiction where such diagnostic kits are sold; and

(C) in the United States, it may also be designed, configured, promoted and intended for use with Siemens-provided analyte specific reagents (with or without general purpose reagents), and with diagnostic devices that are reagents and/or diagnostic products that are reagents, as such terms are defined in 21 C.F.R. 809.10(e), 809.30, 864.4020(a), 864.4010(a), 812.2(c)(3) and/or 809.10(c)(2).

1.14                           “Thermal Cycler” means an instrument, whether in single or multiple modules, that is capable in itself of automatically cycling samples in the polymerase chain reaction (PCR) process, including any controlling hardware and software.

1.15                           “Territory” means worldwide.

1.16                           “Third Party” means a Person other than Siemens or Celera or their Affiliates.

1.17                           “Valid Claim” means a claim of an issued unexpired patent that has not been disclaimed or revoked or held unpatentable, invalid or unenforceable pursuant to a final and unappealable decision of a court or other applicable administrative agency with appropriate jurisdiction.

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2.                                      Grant

2.1                                 Rights for Licensed Real-Time Thermal Cyclers.  Upon the terms and subject to the exceptions and conditions of this Agreement, Celera grants to Siemens a nonexclusive license under Real-Time Apparatus Patent Rights to develop, make, use, import, offer for sale, and sell Licensed Real-Time Thermal Cyclers and Licensed Components in the HIVD Field and in the Territory.  The license granted in this Section 2.1 does not include the right to have Licensed Real-Time Thermal Cyclers or Licensed Components made by Third Parties, provided, however, that Siemens may have its first to be commercialized Licensed Real-Time Thermal Cycler and upgrades thereof (which do not change the fundamental operating principle of such first to be commercialized Licensed Real-Time Thermal Cycler), made by Stratagene Corporation or its successor(s), e.g., the successor in the announced acquisition by Agilent Technologies Inc.

2.2                                 Rights for Licensed Reagent Products.  Upon the terms and subject to the exceptions and conditions of this Agreement, Celera grants to Siemens a nonexclusive license under Livak Patent Rights to make, have made, use, import, offer for sale, and sell Licensed Reagent Products in the HIVD Field and in the Territory.

2.3                                 Sale and Distribution.  Under the licenses granted in Sections 2.1 and 2.2, Siemens may only offer for sale, sell and otherwise distribute Licensed Real-Time Thermal Cyclers, Licensed Components and Licensed Reagent Products: (a) directly to end-users, (b) to end-users through Siemens’ Affiliates, or (c) to end-users through one or more local Third Party distributors that are neither (i) engaged in the global sales of products in the HIVD Field, nor (ii) Affiliates of any Person that is engaged in the global sales of products in the HIVD Field, nor (iii) engaged in activities that infringe Licensed Patent Rights in the United States, Canada, the United Kingdom, France, Germany, Italy, the Netherlands, Spain or Portugal.

2.4                                 Trademark; Co-Marketing.  Under the licenses granted in Sections 2.1 and 2.2, Siemens may only offer for sale, sell and otherwise distribute Licensed Real-Time Thermal Cyclers, Licensed Components and Licensed Reagent Products under Siemens’ name and trademarks, provided, however, that Siemens’ first to be commercialized Licensed Real-Time Thermal Cycler, and upgrades thereof, may be co-branded with Stratagene Corporation or its successor(s), e.g., the successor in the announced acquisition by Agilent Technologies Inc.  Siemens shall not make any arrangement or enter into any agreement with a Third Party or an Affiliate of a Third Party, either of which is engaged in the global sales of products in the HIVD Field, in order for such Third Party or its Affiliate to act as a co-marketer with Siemens of Licensed Real-Time Thermal Cyclers or Licensed Reagent Products or both.

2.5                                 No Sublicense.  The licenses granted in Sections 2.1 and 2.2 do not include any right to grant sublicenses.  Notwithstanding the foregoing, Siemens may exercise the rights granted under this Agreement through one or more Affiliates as long as they remain Affiliates and abide by the obligations of this Agreement, except that Siemens shall report and pay royalties under this Agreement on behalf of such Affiliates.

2.6                                 Covenant for Licensed Reagent Products.  Celera hereby covenants not to assert against Siemens, its Affiliates, distributors or customers any patent owned, or issuing from a patent application owned, by Celera as of the Effective Date that would

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necessarily be infringed (i.e., no non-infringing alternatives) by the practice of the Livak Patent Rights in the HIVD Field pursuant to the license granted under this Agreement.

2.7                                 No Other Patent Rights Granted.  Other than the Licensed Patent Rights and subject to the covenant in Section 2.6, no rights are granted expressly, by implication or by estoppel under any other patents owned by Celera or its Affiliates.

3.                                      Fees, Royalties, Records and Reports

3.1                                 Issuance Fee.  Siemens shall pay to Celera a fee of twenty-four million U.S. dollars (US $24,000,000), not creditable against royalties (defined below), payable in ten (10) quarterly installments of two million, four hundred thousand U.S. dollars (US $2,400,000) each (such quarterly installments once made shall be non-refundable).  Siemens shall pay the first installment (which is due for the quarterly period commencing July 1, 2007) to Celera within fifteen (15) days after the date the last Party signs this Agreement and pay each subsequent installment on the 10th day of each subsequent calendar quarter until all ten installments have been paid (“Payment Period”).  For the avoidance of doubt, assuming the Agreement is signed in September 2007, the second installment will be payable on 10 October 2007, the third installment will be payable on 10 January 2008, and so on.

3.2                                 Licensed Real-Time Thermal Cycler.

(a)                                  Siemens shall pay to Celera a royalty of [***] for each Licensed Real-Time Thermal Cycler that (i) is sold, placed, leased or otherwise transferred by or for Siemens after the Effective Date and (ii) the manufacture, use, sale or placement of which is covered by a Valid Claim in U.S. Patent No. 6,814,934 (the “ ‘934 Patent”), European Patent EP 0872562 B1 (the “ EP ‘562 Patent”), or any patent in other countries directly or indirectly claiming priority to or having common priority with (“Counterpart”) either of the foregoing patents (the ‘934 Patent, the EP ‘562 Patent, and any Counterparts together constituting “Principal Patent Rights”) .  To be clear, such royalty payment under this Section 3.2(a) is triggered by sale, placement, lease or transfer of each operable Real-Time Thermal Cycler unit covered by a Valid Claim of  Principal Patent Rights in the country of manufacture or in the country of use, sale, placement, lease or transfer or in both countries.  As provided in greater detail in Sections 3.2(d) and (e) below, Licensed Real-Time Thermal Cyclers that are manufactured and sold where neither manufacture nor sale (a) is covered by a Valid Claim of a Principal Patent Right, but (b) is covered by a Valid Claim in any remaining Real-Time Apparatus Patent Rights, shall be subject to a royalty of [***] per Licensed Real-Time Thermal Cycler unit.  [***]  will be payable on each Licensed Real-Time Thermal Cycler regardless of the number of Real-Time Apparatus Patent Rights implicated.

(b)                                 A sale, placement, lease or other transfer of a Licensed Real-Time Thermal Cycler shall be deemed to have been made when such transaction is invoiced to a Third Party or otherwise recorded by Siemens, whichever occurs first.  Sales, placement, leases or other transfers of Licensed Real-Time Thermal Cyclers between or among Siemens and its Affiliates shall not be subject to the royalty

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                                                obligation of Section 3.2(a) (except as provided in Section 3.2(h)); however, such Licensed Real-Time Thermal Cycler once sold, placed, leased or otherwise transferred by Siemens or an Affiliate to a Third Party shall be subject to the royalty obligation of Section 3.2(a).

(c)                                  No royalty will be payable on Licensed Components sold or transferred by or for Siemens for Licensed Real-Time Thermal Cyclers on which Siemens paid royalties pursuant to Section 3.2(a) or 3.2(h).

(d)                                 Upon the expiration of the ‘934 Patent, or in the event that there is no longer a Valid Claim in the ‘934 Patent covering a particular Licensed Real-Time Thermal Cycler or its manufacture, the royalty amount specified in Section 3.2(a) shall be reduced to [***] for each such Licensed Real-Time Thermal Cycler that thereafter is made in the United States and sold or placed in a country (including the United States) where there is a Valid Claim under any remaining Real-Time Apparatus Patent Rights that covers such Licensed Real-Time Thermal Cycler.  For the avoidance of doubt, even after the ‘934 Patent expires or no longer contains a Valid Claim covering such particular Licensed Real-Time Thermal Cycler or its manufacture, the [***] per unit royalty under Section 3.2(a) shall nonetheless continue to apply to any such Licensed Real-Time Thermal Cycler made in the United States but sold or placed in a country where the EP ‘562 Patent or a Counterpart contains a Valid Claim covering such Licensed Real-Time Thermal Cycler.

(e)                                  Upon the date of expiration of the EP ‘562 Patent, or in the event that there is no longer a Valid Claim in the EP ‘562 Patent covering a particular Licensed Real-Time Thermal Cycler or its manufacture, the royalty amount specified in Section 3.2(a) will be reduced to [***] for each such Licensed Real-Time Thermal Cycler that thereafter is made in a Designated Contracting State (i.e., country in which the EP ‘562 Patent had effect) and sold or placed in a country (including such Designated Contracting State) where there is a Valid Claim under any remaining Real-Time Apparatus Patent Rights that covers such Licensed Real-Time Thermal Cycler.  For the avoidance of doubt, even after the EP ‘562 Patent expires or no longer contains a Valid Claim covering such particular Licensed Real-Time Thermal Cycler or its manufacture, the [***] per unit royalty under Section 3.2(a) shall nonetheless continue to apply to any such Licensed Real-Time Thermal Cycler made in a Designated Contracting State but sold or placed in a country where the ‘934 Patent or a Counterpart contains a Valid Claim covering such Licensed Real-Time Thermal Cycler.

(f)                                    Reduction of the royalty amount pursuant to Section 3.2(d) or (e) will not affect the royalty amount payable on sales or transfers in other territories.  Thus, for example, after expiration of the ‘934 Patent, sales of Licensed Real-Time Thermal Cyclers in Europe will be subject to the full payment required by Section 3.2(a) if covered by a Valid Claim in the EP ‘562 Patent.

(g)                                 Nothing in this Section 3.2 is intended to require payment of royalties on any Real-Time Thermal Cycler the manufacture, use or sale of which is not covered by a Valid Claim of a Real-Time Apparatus Patent Right. Thus, for

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                                                example, if, after expiration of the EP ‘562 Patent, no remaining Real-Time Apparatus Patent Right covers the manufacture, use or sale of Real-Time Thermal Cyclers in Europe, no royalties will be payable on sales, lease or placement in Europe of Real-Time Thermal Cyclers unless they are made under a Valid Claim of a Real-Time Apparatus Patent Right in another territory.

(h)                                 In the event that Siemens or an Affiliate operates a laboratory which bills Third Parties for performance of assays by Siemens or such Affiliate using a Licensed Real-Time Thermal Cycler in the HIVD Field, Siemens shall pay to Celera a royalty of [***] for each such Licensed Real-Time Thermal Cycler upon transfer of any Licensed Real-Time Thermal Cycler to such laboratory.

3.3                                 Licensed Reagent Product.

(a)                                  Siemens shall pay to Celera [***] of the Net Sales Price of all Licensed Reagent Products sold, transferred, used or otherwise disposed of by or for Siemens.

(b)                                 A sale shall be deemed to have been made when such transaction is invoiced to a Third Party.  Except as provided in Section 3.3(c), sales of Licensed Reagent Product between or among Siemens and its Affiliates shall not be included in Net Sales Price; however, such Licensed Reagent Product once sold by Siemens or an Affiliate to a Third Party shall be included in Net Sales Price.

(c)                                  In the event that Siemens or an Affiliate operates a laboratory which bills Third Parties for performance of an assay by Siemens or such Affiliate using a Licensed Reagent Product in the HIVD Field, the Net Sales Price for such Licensed Reagent Product shall be equal to the average per unit Net Sales Price for sales of such Licensed Reagent Product in the country in which such assay is performed during the quarter in which such assay is performed, or, if such Licensed Reagent Product is not sold for commercial use in such country during such quarter, the worldwide average per unit Net Sales Price for sales of such Licensed Reagent Product for such quarter, or, if such Licensed Reagent Product is not sold commercially in any country, 25% of the gross revenue invoiced by the laboratory for performance of the assay.  For purposes of this Section 3.3(c), the Licensed Reagent Product will be deemed sold on the date that its use by the laboratory is invoiced to the Third Party.

3.4                                 Currency.  All amounts payable hereunder shall be payable in United States dollars.  Sales in other countries shall be converted to U.S. dollars using the method used by Siemens for internal financial reporting purposes in accordance with United States generally accepted accounting principles, consistently applied.

3.5                                 Maintenance of Records; Audit.  Siemens shall keep, and shall require its pertinent Affiliates to keep, full, true and accurate records containing all particulars necessary to calculate the amount payable to Celera under this Agreement and to demonstrate Siemens’ (and its Affiliates’) compliance with its obligations under this Agreement for five (5) years after the close of each calendar year.  Upon thirty (30) days prior written request of Celera, and not more than once per calendar year, such records and the

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                                                supporting data shall be open during ordinary business hours, for five (5) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accounting firm retained by Celera (and reasonably approved in advance by Siemens).  Such accounting firm will hold such records and supporting data in strict confidence, and shall provide to Celera only the information necessary to verify the calculation of amounts due hereunder, providing to Siemens a copy of any preliminary and final reports contemporaneously with providing such reports to Celera.  Such reports to Celera shall be limited to a description of the procedures performed, whether Siemens’ calculations are accurate, and a description of any discrepancies in sufficient detail to permit the Parties to discuss appropriate remedies while preserving to the greatest extent possible the confidentiality of business sensitive information of Siemens.  If in dispute, such records shall be kept until the later of five (5) years or the dispute is settled.  Inspection shall be at Celera’s expense, unless the inspector concludes that the amount payable over the entire period audited is understated by five percent (5%) or more, in which case the reasonable cost of the audit shall be paid by Siemens.

3.6                                 Royalty Payments and Royalty Reports.  Beginning after the First Commercial Sale, Siemens shall within thirty (30) days after the first of January, April, July and October deliver to Celera the monies then due under Sections 3.2 and 3.3 for the preceding quarter and a true and accurate accounting report in accordance with this Section 3.6.  The report shall state for the relevant calendar quarter:

(a) For Licensed Real-Time Thermal Cyclers (i) the number sold, placed, leased or transferred (x) under a reagent rental program in each of the United States, Europe, and the rest of the world, (y) not under a reagent rental program in each of the United States, Europe, and the rest of the world, and (z) to laboratories operated by Siemens or its Affiliates, and (ii) the calculation of royalties due on Licensed Real-Time Thermal Cyclers in each of the United States, Europe and the rest of the world, and

(b) For Licensed Reagent Products (i) the Net Sales Price for Arm’s-Length Sales pursuant to Section 1.10(a) for those sales not made under then current reagent rental program, (ii) the calculation of Net Sales Price for distributors pursuant to Section 1.10(b), (iii) the calculation of Net Sales Price pursuant to Section 1.10(c), (iv) the calculation of the Average Net Sales Price pursuant to Section 1.10(d), and (v) the calculation of Net Sales Price pursuant to Section 3.3(c), and (vi) the calculation of royalties due on Licensed Reagent Products.

3.7                                 Tax Withholding.  Withholding tax, if any, levied by a government of any country on amounts received by Siemens, shall be borne by Siemens. No payment made by Siemens to Celera pursuant to the terms of this Agreement shall be reduced for any taxes.

3.8                                 Royalty Report and Payment Address.  Each report shall be sent by the due date to the following address:

Celera

1401 Harbor Bay Parkway

Alameda, California, 94502 U.S.A.

Attention: Controller, Finance Department

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or to any address that Celera may advise in writing.  In addition, Siemens agrees to promptly provide an electronic copy of any such report by e-mail upon written request by Celera.

Each payment shall be sent by wire transfer on the due date to the following account:

Beneficiary Bank:	JPMorgan Chase
New York, NY
ABA No.	021-000-021
Swift Code:	CHASUS33
Account Name:	Applera Corporation
Account No.	304-165-255
For Benefit Of:	Celera
Reference:	License Agreement

3.9                                 Interest.  If Siemens fails to pay any amount owing under this Agreement by the due date, the amount owed shall bear interest, compounded quarterly, at the relevant 90 Day LIBOR lending rate as published by the Wall Street Journal from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

4.                                      License Notice

4.1                                 Patent Notice.  Siemens shall mark each Licensed Real-Time Thermal Cycler and include prominently in the front of the corresponding user’s manual, but not any other Thermal Cycler or manual therefor, a Notice to User as follows:

NOTICE TO USER

This instrument is licensed for use solely in the field of human in vitro diagnostics under Applera Corporation’s United States Patent No. 6,814,934 and corresponding claims in non-U.S. counterparts thereof.  No other field of use is permitted. No right is conveyed expressly, by implication or by estoppel under any other patent claim, such as claims to apparatus, reagents, kits, or methods such as 5’ nuclease methods.

From time to time during the term hereof, Celera may request reasonable changes to such Notice, and Siemens shall implement such reasonable changes in a manner and in such time as is reasonable in the context of the Siemens products and processes.

4.2                                 Patent Marking.  Siemens shall mark each Licensed Real-Time Thermal Cycler, each Licensed Component and each Licensed Reagent Product with the applicable patent numbers in Licensed Patent Rights in accordance with applicable law.

5.                                      Term and Termination

5.1                                 Term.  This Agreement (and the licenses and royalty obligations hereunder), unless sooner terminated pursuant to this Article 5, shall continue until the date of expiration

* Confidential Treatment Requested by Celera Corporation*

                                                of the last-to-expire of the Licensed Patent Rights and the patent rights that are the subject of the covenant set forth in Section 2.6.

5.2                                 Termination by Siemens.  Siemens may terminate this Agreement for any reason by giving written notice to Celera and ceasing to label, advertise or promote its Real-Time Thermal Cyclers as Licensed Real-Time Thermal Cyclers and ceasing to distribute Licensed Components and Licensed Reagent Products.  Such termination shall be effective forty-five (45) days after said notice (“Sec. 5.2 Effective Termination Date”), during which time Siemens shall either sell or destroy its remaining inventory of Licensed Real-Time Thermal Cyclers, Licensed Components and Licensed Reagent Products.  Within fifteen (15) days after such termination, Siemens shall provide Celera with a royalty report and payment as per Article 4 along with a certification signed by a company officer that Siemens no longer has any inventory of Licensed Real-Time Thermal Cyclers, Licensed Components or Licensed Reagent Products.  In the event Siemens terminates this Agreement pursuant to this Section 5.2, all installments due pursuant to Section 3.1 after the Sec. 5.2 Effective Termination Date will be cancelled, provided, however, that Siemens pays to Celera all installments due before the Sec. 5.2 Effective Termination Date.

5.3                                 Partial Termination.  In the event there is no Valid Claim in U.S. Patent No. 6,814,934 or in European Patent EP 0872562 B1, Siemens may elect to terminate the license in the territory covered by either patent (U.S. or Europe) without terminating this Agreement in its entirety by providing written notice to Celera.  Such termination shall be effective forty-five (45) days after said notice (“Sec. 5.3 Effective Termination Date”). In the event Siemens partially terminates this Agreement in a territory (U.S. or Europe) pursuant to this Section 5.3, all installments due pursuant to Section 3.1 after the Sec. 5.3 Effective Termination Date will be reduced by [***], provided, however, that Siemens pays to Celera the full amount of all installments due before the Sec. 5.3 Effective Termination Date.  Partial termination by Siemens of the license under U.S. Patent No. 6,814,934 in the U.S. or European Patent EP 0872562 B1 in Europe will not affect the license under remaining Real-Time Apparatus Patent Rights in the same territory, the Real-Time Apparatus Patent Rights in the other territory, and the Livak Patent Rights in either territory.

5.4                                 Insolvency.  This Agreement shall terminate immediately without Siemens having a right to cure upon (i) an adjudication of Siemens as bankrupt or insolvent, or Siemens’ admission in writing of its inability to pay its obligations as they mature; (ii) an assignment of any of its rights or obligations under this Agreement by Siemens for the benefit of creditors; (iii) the appointment of, or Siemens’ applying for or consenting to the appointment of, a receiver, trustee or similar officer for a substantial part of its property; (iv) the institution of or any act of Siemens instituting any bankruptcy, insolvency arrangement, or similar proceeding; or (v) the issuance or levy of any judgment, writ, warrant or attachment or execution or similar process against a substantial part of the property of Siemens.

5.5                                 Termination for Siemens’ Material Breach.  In the event Siemens materially breaches this Agreement, then without limiting Celera’s legal or equitable remedies, this Agreement shall terminate automatically sixty (60) days after Celera provides notice thereof to Siemens provided that Siemens fails to cure such material breach within such sixty (60) day period.  Any failure by Siemens to perform any payment obligation, or provide a timely and compliant royalty report, as and when due under

* Confidential Treatment Requested by Celera Corporation*

this Agreement, shall be deemed a material breach of this Agreement, subject to cure as stated herein, except that the third or any subsequent occurrence of a material failure under this sentence shall not be subject to cure, if Celera so specifies in its notice to Siemens.

5.6           Termination on Challenge.  Celera may terminate this Agreement in all countries in the Territory where such termination is legally permissible and enforceable under applicable  law, effective immediately upon written notice of termination to Siemens, in the event that Siemens, either directly or indirectly, initiates, engages, assists others or participates in a challenge to the validity, enforceability or priority (whether by or through a declaratory judgment action, interference, reexamination, opposition, nullity or other action or proceeding) of any of the Licensed Patent Rights in any country in the Territory.

5.7           Effect of Termination or Expiration.  Upon termination or expiration of this Agreement, all rights granted to Siemens shall revert to or be retained by Celera.

5.8           Siemens’ Obligations Surviving Termination.  The following rights and obligations shall survive termination or expiration of this Agreement:  (a) Siemens’ obligations to (i) report and pay accrued fee installments and royalties under this Agreement, (ii) maintain confidentiality as provided under Section 6.2, and (iii) maintain records required for the purposes of Section 3.5; and (b) Celera’s right to audit under Section 3.5.

6.             Advertisements; Publicity; Confidentiality

6.1           Advertisements.  Siemens shall not promote, e.g., in advertisements, catalogs, brochures, sales literature and promotional literature, the use of Licensed Real-Time Thermal Cyclers or Licensed Reagent Products in fields outside of the HIVD Field. In the event that Siemens learns or is given notice that Licensed Real-Time Thermal Cyclers or Licensed Reagent Products are being used substantially by a Third Party purchaser outside of the HIVD Field, Siemens must, within thirty (30) days after learning of such use, send written notice to such Third Party purchaser, with a copy to Celera, that such off-label use is contrary to the Section 4.1 Notice to User. Nothing herein is intended to, or should be construed to, restrict Celera and its Affiliates in enforcing its patents rights against such Siemens’ Third Party purchaser for any off-label use at any time.

6.2           Confidentiality.  Each Party shall maintain the confidentiality of the provisions of this Agreement and shall refrain from disclosing the terms of this Agreement without the prior written consent of the other Party, except to the extent: (a) such disclosure is required under applicable law or regulation, or by subpoena, order or other requirement of a court, administrative agency, or other competent governmental body, provided that (i) such disclosure is limited to the information that must be so disclosed under such applicable law or regulation or subpoena, order or other requirement; and (ii) the affected Party notifies the other Party of such requirement and the text of the proposed disclosure at least thirty (30) days before such proposed disclosure is required or in any event as far in advance of the date of disclosure as is reasonably possible and allows such other Party a reasonable opportunity to comment upon, object or seek a

* Confidential Treatment Requested by Celera Corporation*

protective order or other injunctive relief to prevent or limit such disclosure, or (b) reasonably necessary to be disclosed in connection with due diligence related to a possible acquisition, merger, consolidation, substantial asset transfer, or similar transaction of a Party, provided that the Third Party recipient is bound to respect to the confidential information disclosed by legal obligations no less restrictive that those set forth herein. The Parties have agreed to the text of an initial press release regarding the grant of the license hereunder, a copy of which is attached hereto as Exhibit 6.2.  Notwithstanding the above, the Parties may disclose to any Third Party for any reason the existence of this Agreement and its scope as embodied in Sections 1.4, 1.6, 1.7, 1.8, 1.9, 1.12, 1.13, 1.14, 2.1, 2.2, 2.3, 2.3,  2.5, and 2.6.

7.             Compliance and Quality

7.1           Compliance with Applicable Law.  In the exercise of any and all rights and in performance hereunder, it shall be the duty of Siemens, not Celera, to comply fully with all applicable laws, regulations and ordinances and to obtain and keep in effect licenses, permits and other governmental approvals (federal, state or local) necessary or appropriate to carry on activities hereunder.

7.2           No Endorsement.  Celera does not approve or endorse any Real-Time Thermal Cycler of Siemens in any way or for any purpose, including for real-time PCR.  Quality and quality control with respect to suitability for real-time PCR, according to standards and requirements that may exist in the marketplace from time to time, are the sole responsibility of Siemens.

8.             Assignment

8.1           Assignment by Siemens.  This Agreement (and the licenses granted hereunder) is personal in nature.  This Agreement and the rights hereunder are non-delegable and non-assignable by Siemens without the prior written approval of Celera, provided, however, that Siemens may assign this Agreement, without Celera’s prior approval, to an Affiliate or to a Third Party that acquires all or substantially all of the assets and business of Siemens relating to the detection, measurement or other determination of nucleic acid sequences in the HIVD Field.  Such assignment will be effective upon written agreement by the Affiliate or Third Party to be bound by all terms of this Agreement and to assume all Siemens liabilities accrued as of the date of such assignment.  Siemens shall give Celera notice of the assignment and the original of such agreement by the Affiliate or Third Party within thirty (30) days after such assignment. Siemens’ failure to deliver to Celera notice of the assignment and the original of such agreement by the Affiliate or Third Party within thirty (30) days of the assignment renders such assignment void. Without limiting the foregoing, this Agreement cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(1) of the United States Bankruptcy Code or any similar provisions of state or federal law.  Any assignment or attempted assignment (except as permitted under this Section 8.1) shall be void ab initio and result in the immediate and automatic termination of this Agreement without any requirement or notice or other action by Celera.

8.2           Assignment by Celera.  Celera may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Siemens.  Siemens agrees to

* Confidential Treatment Requested by Celera Corporation*

execute such further acknowledgements or other instruments as Celera may reasonably request in connection with such assignment.

9.                                      Warranties, Representations and Indemnification

9.1                                 No Warranty; No Implied Rights.  Nothing in this Agreement shall be construed as

(a)

a warranty or representation by Celera as to the validity, enforceability or scope of any patent;

(b)

a warranty or representation that anything made, used, sold, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of Third Parties;

(c)

an obligation by Celera to file any patent application, secure any patent, or maintain any patent in force;

(d)

any obligation of Celera to prosecute, enforce or license its patent rights to (or against) Third Party infringers;

(e)

except as expressly set forth herein, conferring upon Siemens the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, Applera, Celera or any of its Affiliates;

(f)

granting by implication, estoppel, or otherwise, any license, immunity or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of Celera other than the Licensed Patent Rights and any patent rights subject to the covenant in Section 2.6 regardless of whether any such patent or intangible right is dominant or subordinate to the patents under which rights are granted in this Agreement;

(g)

an obligation to furnish any know-how or technical information; or

(h)

creating any agency, partnership, joint venture or similar relationship between Celera and Siemens.

9.2                                 EXCEPT AS EXPRESSLY STATED HEREIN (INCLUDING SIEMENS’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.3 BELOW), EACH PARTY, RESPECTIVELY, DOES NOT MAKE AND EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT) WITH RESPECT TO THE LICENSED PATENT RIGHTS, THE PRACTICE OF THE LICENSE HEREUNDER OR THE MAKING, USING OR SELLING OF PRODUCTS LICENSED HEREUNDER.  IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION LOST PROFITS).

9.3                                 Indemnification.  Siemens shall assume full responsibility for its operation under the Licensed Patent Rights, the manufacture of Licensed Real-Time Thermal Cyclers, Licensed Components and Licensed Reagent Products and the use thereof, and shall

* Confidential Treatment Requested by Celera Corporation*

defend, indemnify and hold Celera harmless from and against all liability, demands, damages, expenses (including attorneys’ fees) and losses resulting or arising from (a) claims by Third Parties of infringement or misappropriation of intellectual property rights, or (b) claims of death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action, in view of the use by Siemens, its officers, directors, agents and employees of the Licensed Patent Rights and the manufacture and use of Licensed Real-Time Thermal Cyclers, Licensed Components and Licensed Reagent Products, except that Siemens shall not be liable to Celera for injury or damage arising solely because of Celera’s negligence.

9.4                                 Celera Representations and Warranties.  Celera represents and warrants to Siemens that Celera is the sole and exclusive owner of all right, title and interest in the Licensed Patent Rights, and such Licensed Patent Rights are not subject to any encumbrance, lien or claim of ownership by any Third Party that would encumber the rights granted to Siemens in this Agreement.  Celera warrants that it has the unrestricted right and power to enter into this Agreement and to grant the licenses provided hereunder to Siemens without conflict or creating breach or default of any law, order of a court or governmental agency, contract, or other obligation with any Third Party.  Celera shall defend, indemnify and hold Siemens harmless from and against all liability, demands, damages, expenses (including attorneys’ fees) and losses arising from any failure or other breach of the representations and warranties by Celera as set forth in this Section 9.4.

9.5                                 Siemens Warranties.  Siemens represents and warrants that it will not promote, e.g., in advertisements, catalogs, brochures, sales literature and promotional literature, the use of Licensed Real-Time Thermal Cyclers or Licensed Reagent Products in fields outside of the HIVD Field.  Any violation of the foregoing representation and warranty is a material breach of this Agreement. Further, Siemens acknowledges and agrees that except for the license as set forth herein Siemens does not have any valid licenses or valid license defense to or under any of the Licensed Patent Rights.

10.                               General

10.1         Integration.  This Agreement and a letter to Bayer HealthCare LLC relating to the consent from Celera to Bayer HealthCare LLC (a copy of which is attached hereto as Exhibit 10.1) for assignment of the Sequence Analysis License Agreement, dated April 20, 2000, as amended on July 1, 2003 and September 8, 2003, to Siemens constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it.  This Agreement may be modified or amended only by a writing executed by authorized officers of each of the Parties.

10.2                           Notices.  Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by overnight courier or by facsimile, properly addressed to the other Party at the respective address as shown below:

* Confidential Treatment Requested by Celera Corporation*

If to Celera:

Celera

1401 Harbor Bay Parkway

Alameda, California 94502 U.S.A.

Attention: Chief Business Officer

Fax No.:  510-749-6200

If to Siemens:

Siemens Medical Solutions Diagnostics

511 Benedict Avenue

Tarrytown, New York 10591 U.S.A.

Attention: Law & Patents

Fax No.:  914-524-3594

Either Party may change its address by providing notice to the other.  A notice shall be deemed given four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, or the date of facsimile transmission, as the case may be.

10.3         Governing Law and Venue.  This Agreement shall be deemed made in the State of New York, and it shall be construed and enforced in accordance with the law of the State of New York.  The Parties agree that the exclusive jurisdiction and venue for resolving disputes arising from this Agreement shall be in the state or federal courts in New York.

10.4         Conflicting Provisions.  Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of the Parties to enter into this contract and any statute, law or ordinance, the latter shall prevail, but the provision shall be limited only to the extent necessary.

10.5         Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

10.6         Construction.  The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  Each Party hereto and its counsel have participated fully in the review and negotiation of this Agreement.  Both Parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party.

* Confidential Treatment Requested by Celera Corporation*

10.7         Independent Contractors.  It is expressly agreed that the Parties, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.

10.8         Waiver.  The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.9         Counterparts.  This Agreement may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10       No Third Party Beneficiaries.  The representations, warranties, covenants, rights and obligations set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

10.11       Bankruptcy Code 365(n).  The Parties acknowledge and agree that this Agreement is a license of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code.  Except as expressly permitted by this Agreement, this Agreement cannot be assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(1) of the United States Bankruptcy Code, or any similar provisions of state or federal law.

10.12       Export Control Regulations.  The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing.  Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it will not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party hereto if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

* Confidential Treatment Requested by Celera Corporation*

IN WITNESS WHEREOF, The Parties hereto have duly executed this Agreement on the date(s) indicated below.

APPLERA CORPORATION
through its CELERA GROUP

By:	/s/ Joel Jung

Title:	Assistant Controller, Applera Corporation

Date:	9/26/07

SIEMENS MEDICAL SOLUTIONS DIAGNOSTICS

By:	/s/ Anthony Bihl

Title:	CEO

Date:	9/28/07

Exhibit 6.2 [to Agreement]

* Confidential Treatment Requested by Celera Corporation*

Celera (NYSE:CRA), an Applera Corporation business, announced today that it has entered into agreements with Siemens Medical Solutions Diagnostics which include a license conferring rights in the human in vitro diagnostics field to the Applera patents for real time PCR thermalcycling instruments and reagents.  The financial details of these agreements were not disclosed.

Exhibit 10.1 [to Agreement]

* Confidential Treatment Requested by Celera Corporation*

CELERA

An Applera Corporation Business

1401 Harbor Bay Parkway, Alameda, CA 94502
phone 510 749 4200 fax 510 749 5200
www.celera.com

Bayer HealthCare LLC

555 White Plains Road

Tarrytown, NY 10591

Attention: General Counsel

September 27, 2007

Dear Sir:

With reference to Section 10.1 of the Sequence Analysis License Agreement, dated April 20, 2000, as amended on July 1, 2003 and September 8, 2003 (“Agreement”), and subject only to the following paragraph, Applera Corporation (successor in interest to PE Corporation), acting through its Celera Group, hereby grants Bayer HealthCare LLC the right to assign the Agreement to Siemens Medical Solutions Diagnostics in conjunction with transfer of the assets of the diagnostics business of Bayer HealthCare LLC to Siemens Medical Solutions Diagnostics. Such assignment shall be retroactively effective as of January 1, 2007.

The right to assign the Agreement as granted herein is subject to receipt by Celera of a written agreement by Siemens Medical Solutions Diagnostics to be bound by the terms and conditions of the Agreement from and after January 1, 2007, including without limitation, prompt reporting and payment of any royalties accruing since January 1, 2007.

Sincerely,

/s/ Joel R. Jung

Joel R. Jung

Assistant Controller, Applera Corporation

cc:	Siemens Medical Solutions Diagnostics
Law & Patents
511 Benedict Avenue
Tarrytown, NY 10591

Attn: Vice President, Patents & Licensing